Exhibit 99.2


                               MARVEL ENTERPRISES

                             Moderator: Allen Lipson
                                  July 29, 2004
                                   9:00 am ET


Operator:        Welcome  to  the  Marvel  Enterprises  Second  Quarter  Results
                 Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded today, Thursday, July 29, 2004. I would now like to turn the conference over to Allen Lipson, President and Chief Executive
                 Officer, Marvel Enterprises Incorporated. Please go ahead, sir.

Allen Lipson:    Thank you, operator.

                 Welcome to Marvel's Second Quarter Conference Call. Joining me today are Ken West, CFO; Avi Arad, and David Maisel, CEO and COO respectively of Marvel Studios; Tim Rothwell, head of Global Consumer Media Group; Gui Karyo, head of Publishing; and Alan Fine, CEO of our Toy Biz Division.

                 We will provide a brief overview of the quarter and recent developments and then move directly to your questions. Before we get started, a few cautionary comments are necessary. David?

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David Collins:  Some  of the  statements  that  the  company  will  make on this conference call are forward-looking statements that involve risks and uncertainties such as the statements of the company's
                plans,   expectations,   and  financial   guidance.   While  the
                forward-looking statements reflect the company's good-faith beliefs, they are not guarantees of future performance and involve risks and uncertainties, and the company's actual results could differ materially from those discussed on this phone call. Some of these factors are described in today's news announcement and the company's filings with the Securities and Exchange Commission including the company's reports on form 10-K and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Allen Lipson:   Thanks, David. I will now turn the call over to our CFO,
                Ken West, for review of the second quarter and our Q3 and updated 2004 guidance. Ken?

Ken West:       Thank  you,  Allen.  Good  morning.  This  morning  we  reported operating results above the financial guidance we provided on May 4. And I'll take just a few minutes now to review the highlights of the quarter as well as our updated financial guidance for the remainder of 2004.

                Consolidated net sales of $155.5 million in the second quarter were 73% higher than last year's second-quarter net sales of approximately $90 million. The increase in net revenue is primarily attributable to the year-over-year increase in Spider-Man movie toy sales recorded by our toy segment, which amounted to approximately $84.4 million in the second quarter of 2004 compared to toy sales of approximately $13.7 million in the prior year's quarter.

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                Operating  income increased 47% year over year to $63.6 million, predominantly fueled by growth in the toy and publishing segments. Operating margins, 41%, were down from 48% in the year-ago period as our toy business, which has lower operating margins than publishing and licensing, increased in the revenue mix: over 50% of our total sales in this quarter versus only 15% in the mix of the year-ago period.

                On May 21, 2004, Sony and Marvel settled various disputed matters, which resulted in the realignment of our interests in the joint venture. And such realignment gives rise to a change in accounting treatment for our joint venture related to Spider-Man movie licensing during this quarter.

                Rather than recording an equity interest in the joint venture, Marvel is now required by Generally Accepted Accounting Principles to consolidate the operations of the joint venture into our licensing segment, which resulted in approximately $11.2 million of additional net sales during the second quarter and a minority interest expense due to Sony of approximately $3.8 million, which is classified below pre-tax income.

                This accounting treatment is required by GAAP as a result of changes in the terms of the joint venture and will be used going forward. Although the mechanical consolidation of the joint venture has no impact on net income, the effect of the required classification of Sony's minority interest expense below pre-tax income serves to increase operating income within the licensing segment and reduce the company's effective income tax rate.

                Had Marvel accounted for the minority interest of $3.8 million as a charge against licensing operations, operating income for the licensing segment would have been $31.8 million with an operating margin of 64% - that compares to $35.6 million and a margin of 72% pursuant to GAAP accounting - principally reflective of increased overhead costs to staff and operating our licensing operation in the U.K. and Japan on lower license revenues in comparison to the second quarter of 2003.

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                The company's  effective  income tax rate for the second quarter rose to approximately 32%, which is 37% on a year-to-date basis, as compared to 16% in last year's second quarter. The quarter's tax rate is below our previous guidance of 41% due to the change in accounting treatment for the joint venture just discussed, federally tax-free investment returns, and one-time credits for international operations.

                The change in the accounting treatment of the joint venture is expected to also lower our effective tax rate in the second half of the year and we are now expecting the full-year tax rate to be approximately 37%.

                Included in the results for the second quarter was previously anticipated net interest expense of approximately $15 million, consisting of $3 million in net interest expense and a one-time charge of roughly $12 million associated with the early retirement of the senior notes on June 15.

                As a result of the wide variance in tax rates versus the prior year, while second-quarter pre-tax income rose, from $39 million last year to $49 million this year, net income in the period declined from $32.8 million to approximately $29.1. Diluted earnings per share were $0.25 compared to our previous estimated range of $0.16 to $0.19 for the quarter and $0.28 earned in the prior-year period.

                Now for a few comments on the third-quarter guidance we provided in today's news announcement, as well as some comments on our view for the balance of fiscal 2004.

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                Third-quarter sales are anticipated to range from $97 million to
                $102 million and operating income is anticipated at a range of $38 to $43 million as compared to approximately $43 million in the third quarter of 2003. Quarter three earnings per share is forecast in the range of $0.20 to $0.23 per share.

                For full-year 2004, we are reiterating our previously supplied guidance ranges for net sales of $448 to $468 million and operating income in the range of $195 to $205 million, significantly ahead of reported 2003 results of $347 million in net sales and $167 million of operating income.

                This current forecast anticipates that operating income for the first half of 2004 will be higher than in the second half of the year. Factoring the lower projected tax rate of 37%, full-year 2004 net income is forecast to rise to a range of $105 to $111 million and diluted earnings per share are forecasted to rise to the range of $0.92 to $0.97 from $0.89 to $0.94 previously forecast.

                While our retail partners have reported that Spider-Man has been the top-selling brand in boys toys at retail by a wide margin, given overall weakness in the retail sector, we have managed our toy inventory to a minimal level. And at this point, we feel that it's prudent to use a more conservative forecast for second-half shipments of reorders of Spider-Man 2 action figures and accessories.

                Accordingly, we are reducing our second-half Spider-Man movie toy sales forecast to a range of $35 to $45 million from our previous expectation of $60 to $70 million. We are making this change even as year-to-date sell through rates for this toy line are higher than those achieved for both Spider-Man 1 and The Hulk toys, even though the theatrical release of Spider-Man 2 was much later.

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                This higher  year-to-date  percentage  of sell through on higher
                levels  of  shipments   gives  us  confidence   that  this  more
                conservative forecast is achievable and, of course, we continue to hope that we can do even better. I would like to point out that this revised toy sales projection remains in excess of 30% over the volume of sales of Spider-Man 1 action toys and accessories.

                This  reduction  in our  second-half  toy  forecast is partially
                offset  by  projected   domestic  and  international   licensing
                revenues higher than originally anticipated in the second half.

                In summary, we are very pleased with our financial strength and the progress of the growth initiatives across all of our business units and our prospects of delivering strong financial results and free cash flow over the next several years.

                Allen?

Allen Lipson:   Thanks, Ken.

                By way of an overview, we are very pleased with our performance of the second quarter and we remain very confident that we are solidly on track to achieve our full-year guidance.

                Our licensing operations continue to focus on growth opportunities within international markets, led by our new offices in Europe and Asia. As Ken reviewed, we are on track with our growth in international licensing during the quarter and remain comfortable with our projection of $25 million in international licensing revenue for the year.

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                Domestically,  we  continue  to remain  focused on  establishing broader relationships with a fewer number of leading partners. Ultimately, we believe these initiatives will provide long-term support for enhancing the value to be derived from exploiting our IP library through licensing.

                We were also pleased to settle our litigation with Sony concerning licensing issues in late May. We continue to have a strong and productive relationship with Sony and consider them to be one of our most important partners.

                As a result of our settlement, we are now required by GAAP to consolidate all the operations of the Spider-Man licensing joint venture. Also as a result of the settlement, the bottom line contribution to Marvel is increased as we now retain more than 50% of the JV's profits.

                Publishing continues to thrive both financially and creatively as we work to expand our range of products and their demographic reach while also making inroads on building distribution and more traditional outlets such as leading book store chains, as well as in the mass market.

                We are very excited about the progress within our Marvel Studios operation, which is leveraging the growing clout of the Marvel and Marvel-character brands. Marvel continues to be a highly sought-after partner for entertainment projects.

                With the addition of David Maisel to the Marvel Studio team, we are now able to further leverage Avi and his team's creative talents and support to explore a range of new opportunities to create a variety of entertainment projects around our characters.

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                Throughout  this process,  it is our strategy to expand our base of global entertainment franchises by introducing new characters each year via various entertainment media. For instance, last year we added Daredevil and the Hulk and this year we have added the Punisher. The Fantastic Four, Iron Man, Luke Cage and others are slated for introduction in the coming years.

                In the past, we have talked about the layering effect of the various movies and entertainment projects, meaning that since revenues from a movie are received over multiple years, revenues associated with movies in one year are layered on top of movies released in following years.

                In the second quarter, for example, we received revenues from five different films that were released over the past three years. In these efforts, increased control and greater participation in the projects are two key areas where we are seeking to make headway. By underscoring the value we provide in delivering proven IP, as well as the tremendous creative and production support our Marvel Studio team provides, entertainment partners are increasingly acknowledging the value of that contribution in the form of improved economics.

                While it is premature to review them at this time, suffice it to say that Marvel Studios is working on a range of very exciting projects in existing and new media and formats that would both provide revenue and drive entertainment exposure for our brands.

                In our toy division, we are very pleased with the performance of the Spider-Man 2 and Lord of the Rings toy lines, which were developed, designed, and marketed by our in-house team led by Alan Fine. Though general retail conditions have caused us to become a bit more cautious on the future performance of our Spider-Man 2 product line, our revised sales projection still represents a 50% increase over sales of our previous Spider-Man movie toy line.

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                Every  one  of  our  retail  partners   acknowledged   that  the
                Spider-Man brand continues to be the top-performing licensed property at retail by a wide margin. It is important to note that even in a weaker-than-expected sales environment, our sell through performance on Spider-Man Movie 2 toys is already ahead of the successful Spider-Man 1 and Hulk lines, with the important fall and Christmas selling seasons still before us.

                Certainly a major milestone in the second quarter was our emergence as a debt-free company with the repayment of our 12% senior notes with internally generated funds and the ability to close our June quarter with a cash position of over $175 million.

                As we expect to continue to be a strong generator of free cash flows, our board recently authorized the use of up to $100 million of our surplus cash for share repurchase. This authorization still provides us with ample capital to make targeted acquisitions of content or other complementary businesses that meld with our risk-averse and limited capital investment model.

                I do want to mention that since share purchases by Marvel are subject to the same securities laws governing purchases by any insiders, in addition to certain other rules specifically governing a company's share repurchase plan, we were not able to acquire any shares until after we reported Q2 results.

                Given our share price over the past few weeks and since the board's authorization, I can confirm that we intend to commence some level of share repurchase activity in the near term.

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                As for our 2005  financial  guidance,  we feel it is  prudent to wait for more visibility into the 2005 theatrical release calendar and related licensing activity and firm toy sales projections as well as for additional sell through data on our broad portfolio of licensed products.

                While we are unable to give specific guidance, we do know the major drivers for next year. These drivers will be the revenues associated with the Spider-Man 2 Movie, both from DVD sales and ancillary revenues as well as overages on the movie license; Fantastic Four and the remainder of our 2005 movie slate and the licensing associated with those movie releases; continued general growth in international licensing; and growth in domestic licensing through a continuation of our category consolidation and retailer exclusives as well as working closer with licensees and certain retailers to help maximize the sale of Marvel branded merchandise.

                We are confident that we will have much more visibility into these various factors by late October, when we will provide a detailed review of our 2005 prospects.

                At this time, I'd like to call on Avi Arad, CEO of Marvel Studios, to give us a brief overview of the progress of this year's feature film releases as well as our growing pipeline of entertainment projects. Avi?

Avi Arad:       Good  morning.  I'd like to start by  summarizing  what's
                happened with Spider-Man. Spider-Man broke many, many records as you are all aware. As of today, the movie is reaching just about
                $600 million on a worldwide basis.

                Bear in mind, international is running less than two weeks and new territories are still being added. So, we are very, very pleased with this performance.

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                This past Friday, we finished shooting principal  photography on
                Elektra with Jennifer Garner. The movie is going to come out on Martin Luther King weekend in January. And in two weeks we are starting feature production on Fantastic Four.

                This past weekend we presented a clip from Elektra and we presented the cast of Fantastic Four in the all-important San Diego convention, which was attended by 80,000 people. We got the reactions we were anticipating and hoping for for our cast.

                We are in very aggressive development on Iron Man. We don't have a start date yet. And we are in negotiation with a director on Namor.

                So, our slate is moving the way we've been informing everybody on an on-going basis.

                On another note, Punisher, on a worldwide basis, passed $50 million and there are still many territories yet to be opened.

                And that's basically the summary of where we are today. Thank you.

Allen Lipson:   Thanks, Avi.

                With that, operator, we'd like to open the call to the question period. May we have the first question?

Operator:       Thank you.  Ladies and  gentlemen,  if you'd like to  register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you'd like to withdraw your registration, please press the 1 followed by the
                3. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question. Our first question is from the line of Barton Crocket, JP Morgan. Please proceed with your question.

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Barton Crockett:Okay.  Great.  Thank you.

                I was wondering if you could talk a little bit about the timing of revenues from the Spider-Man 2 video game, which Activision, I guess, began shipping on June 28? Was there any of that in the second quarter or is that really all going to be a third and fourth quarter phenomenon?

                I assume that there's no minimums. I think it's an extension of the previous contract, but if you can clarify that as well, I'd appreciate it.

                And then the second question, just in terms of the '05 outlook. I know you're not prepared to get into much detail there. But just in general, I mean, I'm wondering if you have any confidence at this point that earnings, you know, on an operating basis, operating income can be flat or even modestly up from this year given the boost from Spider-Man this year?

                Thanks.

Allen Lipson:   With  respect to your - I'll take your second  question
                first. We really don't want to give anything specific on '05. As
                I said, we know what the drivers are going to be, but we do not want to get specific and I don't even really want to - at this time - want to say whether it's going to be flat or up until we get more confidence in what we're going - in terms of '05 results, potential results.

                With respect to Spider-Man, there is nothing in Q2 and it would come in further quarters.

                You're talking about the Activision Spider-Man game?

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Barton Crockett:Yes, exactly.

Allen Lipson:   It would be in future quarters.  And obviously it would
                depend upon how the game does.

Barton Crockett:Okay, great. I think I'll leave it there.  Thank you.

Allen Lipson:   Okay.

Operator:       Thank you. Our next question is from the line of Arvind  Bhatia,
                Southwest Securities. Please proceed with your question.

Arvind Bhatia:  Good morning, guys.

Allen Lipson:   Good morning.

Ken West::      Morning, Arvind.

Arvind Bhatia:  Can you speak to,  first of all,  on a cash flow  basis,  what's your expectation for the year based on the new earnings guidance?

                And then I have a couple of follow-ups.

Ken West:       Arvind, we are continuing to expect that our cash balance at the
                end  of  the  year  will  exceed  $200  million  as   previously
                anticipated.

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Arvind Bhatia:  I might have missed part of this call,  but Fantastic  Four, can you speak to some of the things that might be going on, on the toy side? The support that you might be already getting, the marketing plans, and you know, how should we think of Fantastic Four for next year compared to maybe a Spider-Man 2?

                Because again, the question everybody has, I know you don't want to answer it right now, but the question everybody has is how will you continue to perform going forward given the benefit of Spider-Man 2? And I think part of it is you have a new contract with Sony and that should help.

                But again on Fantastic Four if you can get into, you know, how big do you think that property could be? What kind of, you know, production budget is being allocated to it? You know that'll help us get a sense of how big that property is.

Allen Lipson:   Well,  yes  you  can  probably  ask  a  bunch  of  questions  in connection  with the Fantastic  Four,  but taking one at a time.
                With respect to toy sales, I think I'll let Alan Fine, head of the Toy Biz division, speak directly to that.

Alan Fine:      Morning Arvind.  Fantastic Four, this is a terrific brand.  It's one of my personal favorites, as I've mentioned before, and I think it's just one of the more creative and dynamic brands within the Marvel Universe.

                It's a very toyetic property. You have four terrific, terrific heroes. They are very exciting. They do tremendous things and the brand skews young. I think Fantastic Four hits us right in the sweet spot of our core consumer demographic. So we are very excited about it.

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                It will be a very broad line in terms of number of SKUs. It will be somewhere between Hulk and Spider-Man. I can't talk to what I expect from a revenue point of view because we're not talking to `05 at this point. But, it will be a very exciting line. There will be lots of role play toys. Role play, as you know, is very hot in the toy marketplace right now. We're having tremendous success with Spider-Man 2 role play toys and it's a category we do well and we apply them to our Super Hero characters very well. But Fantastic Four is a toy line we are very, very excited about.

Allen Lipson:   Avi, could you say something  about the  production,  the actual movie production?

Avi Arad:       Yes.  Well,  for  FOX  Entertainment,  it's  a tent  pole,  very important, movie for July 4 of next year. We are dealing with various commercial tie-ins, promotional partners that I'm not at liberty to announce yet. I'm sure we'll hear about it from FOX the next few weeks. It's probably, if you talk to FOX, I'm sure they will characterize Fantastic Four as the most important movie into the coming year and it's being treated as such, both from the budgetary standpoint and promotions that started already launching.

Allen Lipson:   Thank you, Avi.

Arvind Bhatia:  Yes.  If I can follow  that up. You know one concern I hear lots of investors is in the talk on minimums that you get from your various contracts. And, you know, right or wrong, the perception sometimes seems to be that you have higher minimum guarantees and therefore it's going to be hard for you to get a lot of overages. I don't know if you can talk to that aspect of your business this morning. I think it would help a lot.

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Allen Lipson:   Sure. I'd like to ask Tim Rothwell,  head of licensing,  to talk to that point specifically.

Tim Rothwell:   Sure.  Thank you.

                Our consolidation strategy, first of all, was well thought out. And the whole purpose of this is not to necessarily go out and extract the largest amount of money out of the various partners that we have.

                The plan is to limit the amount of licensees we have selling and competing against ourselves. In the past, you could take a traditional category, let's just take T-shirts for example. It wouldn't be unusual for us to have four or five different licensees out there with the same T-shirt, competing. And this same scenario would run through various categories.

                Our consolidation strategy is to go with the top one or two players in the industry, so therefore - and we would eliminate that natural competition that's built into the process. And keep in mind too, these guarantees are minimum guarantees. These aren't the entire amount of dollars that we expect to bring in. So, it's usually based on about half of what our expectations are.

                So, we're really just trying to clean up the marketplace, go with stronger players, and once again, I think in the end run, and already we're seeing the results, it'll pay off big at retail. And retailers, by the way, welcome this philosophy.

Allen Lipson:   Thank you, Tim. Next.

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Operator:       Thank you. Our next  question is from the line of Robert  Routh,
                Jefferies and Company. Please proceed with your question.

Robert Routh:   Yeah, good morning, guys.  A few quick questions.

                First, I was wondering, given your current capitalization, you know, some people would make the argument you're over capitalized. You're sitting on a lot of cash, you have no debt, your cost of capital is your cost of equity, which reduces the net present value of the company.

                I'm wondering if management is considering any alternatives to mitigate that tax situation on a going-forward basis and kind of rebalance the capital structure in such a way to deliver leveraged equity returns?

                Second, I was wondering if you'd comment a little bit on news that we've been seeing about Marvel and Disney regarding royalties due to Marvel for, I guess, the old cartoons.

                And finally, I was wondering if you'd go over a little bit, because I think some investors are still a little unsure how now it seems you're getting more into the films that are accounted for under the equity, you know the equity participation rather than the gross participation of old Hollywood accounting where Marvel didn't make much money off of them. And now, it seems, you're kind of getting over that curve and getting into the more profitable for Marvel movies. I'm wondering if you could kind of update us a little bit more on that?

Allen Lipson:   The issue with  respect  to - First,  let me take the real - the easiest one right off the bat is the Disney lawsuit. The Disney suit is nothing more than an accounting. We went in there, audited. Disagreement. And we say they owe us money and we're suing them for it. It happens as a result of an audit and it's fairly normal. It's not unusual at all.

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                With  respect  to the  participation  in the  films,  Marvel has either a gross participation or an equity participation in substantially all of its films now. And by far, most of them are
                on  a  gross   participation  deal  where  we  are,  in  effect,
                guaranteed to make money. There is no risk with respect to Marvel's capital, and depending upon how the movie does - the better the movie does, the more we make.

Ken West:       Rob, on the first  issue.  I mean we're right now  enjoying  our debt-free status and we're going to continue to accumulate cash as our earnings continue and to the extent when we identify specific large needs of capital, then we'll reevaluate the cost of capital and certainly deploy that appropriately.

Allen Lipson:   We just got out of debt and I don't see us  necessarily  putting debt onto the balance sheet. We were very happy to finally get rid of the two hundred and - you know all of the debt.

Robert Routh:   Okay.  Great.  And just one final question,  could you give us a sense, I haven't read your Q yet, I assume it's in there, as to what percentage of the joint venture do you now own?

Allen Lipson:   We really can't, because of the terms of the settlement.  We are not at liberty to disclose the actual percentage; however, it is greater than 50%.

Robert Routh:   Okay.  Great.  Thank you very much.

Allen Lipson:   Sure.  Next.

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Operator:       Thank you. Our next  question is from the line of Gordon  Hodge,
                Thomas Weisel. Please proceed with your question.

Gordon Hodge:   Yes.  Good morning.  A couple of questions.

                One, I think you had mentioned that the Spider-Man toy sales were running up more than 30% versus Hulk and Spider-Man 1. Which I think it would imply about $130 million or $140 million kind of run rate? Is that - Am I misinterpreting that?

                And then, I'm just curious also: Do you take reserves against toy sales and sort of what magnitude of allowance have you made there and what sort of visibility do you have on reorders for holiday at this point?

Allen Lipson:   Well, let me just say one thing real quick and then I'm
                going to turn it over to Alan. The percentage increase is actually over 50%.

Gordon Hodge:   Okay.

Allen Lipson:   As I think I said in my statement.

Gordon Hodge:   Okay, I'm sorry, I misheard then.  Thanks.

Allen Lipson:   That's okay. It's over 50% and obviously as a result of that, we are very pleased with the sales. With respect with Christmas sales, Alan?

Alan Fine:      Well,  I think the second  part of the  question  was a question about reserves for toys for holiday. Is that correct Gordon?

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Gordon Hodges:  Yes and maybe what kind of reserves are  reflected in the second quarter, if any? Return reserves.

Alan Fine:      We sell net net FOB.  We do not  offer,  we don't  even  discuss things of a guaranteed sale nature.

Gordon Hodges:  Yep.

Alan Fine:      Not in our  vocabulary.  We sell net FOB the Far East. We do not twist customers' arms. We don't tell them what they have to buy, how much they have to buy, or when they have to take it.

                We basically show our line. We're very proud of our product line and our marketing plans and the entertainment that we put behind it, and customers buy what they feel they need and they can sell. Therefore, we do not put reserves behind the holiday selling period.

Gordon Hodges:  Gotcha.  Okay, so the risk, to the extent there's risk is really just on reorders.

Alan Fine:      Absolutely. That's correct.

Gordon Hodges:  And the visibility on holiday at this point? I mean would you be seeing orders at this point for holiday?

Alan Fine:      We are  receiving  reorders for holiday.  Our  confidence in our range of $160 to $170 million is based upon our current order position which has been adjusted based upon July sales, the dog days of toy retailing. It's based upon a metric that we run on retail sell through. And it's based upon a very aggressive and powerful marketing plan for Spider-Man 2 for the holiday period.

                                       20
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Gordon Hodges:  Great.  And then one last question.  Can you comment at all, you have a $100 million buy-back and just curious how aggressively you might put that to work. I would think with your stock down here, you might be thinking about that. If you could comment. Thanks.

Allen Lipson:   The stock  buy-back  program will be, and the amount of it, will be looked at very closely now that we are legally able to repurchase. And obviously we will look to do whatever is correct for the company and for the shareholders in that regard.

Gordon Hodges:  Great.  Thanks.

Operator:       Thank you. And as a reminder to register for an audio  question, please press the 1 followed by the 4 on your telephone. Our next
                question  is  from  the  line  of  Anthony  DiClemente,   Lehman
                Brothers.

                Please proceed with your question.

Anthony DiClemente: Hi.  Thank you.

                Just had a question on the future film release slate. First off, with Iron Man looks like there's a chance that could be moved to summer '06. I was wondering if you could elaborate or give us some more color on that? And when we might hear more definitively on Iron Man and whether that has an impact on the '06 schedule as it relates to X-Men 3, Namor and/or Ghost Rider?

                Thank you.

Allen Lipson:   Avi, could you answer that please?

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Avi Arad:       Yeah.  We are  proceeding  with Iron Man script  rewrite and the normal process of getting toward producing a movie. Based on the initial date that we were thinking of, which was November 2005. That date is still achievable. We are dealing with some casting issues, some director's issues, and it's a fluid situation. We wouldn't know if we are going to keep it 2005 or if we will elect to move it to 2006. It's a little early. We probably will know much more in six to eight weeks.

Anthony DiClemente:   Okay.

Allen  Lipson:  I think the second  question was the effect on X-Men 3 and other movies?

Anthony DiClemente:

                Yeah. If there's any effect on X-Men 3 and the plan for, I believe, May `06 with FOX. And then also, what about Namor and Ghost Rider for '06?

Avi Arad:       Okay. Ghost Rider is in pre-production. It will be a 2006 movie.
                And Namor, as I said, we are in discussions with a director, which will be a 2006 movie. And X-Men 3 was already announced for the first week of May for 2006. And there'll be others, but it's premature to announce the rest of them at this point.

Anthony DiClemente:   Great.  Thank you.

Allen Lipson:   You're welcome.  Next.

Operator:       Thank you. Our next  question is from the line of Peter  Mirsky,
                Oppenheimer.

                Please proceed with your question.

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Peter Mirsky:   Thanks.  Thanks very much.

                Just a couple of housekeeping. Lower tax rate that you have for the rest of this year, does that continue into '05 because of the JV?

Ken West:       It's  possible  that  it  will,  and  that  will  be  completely evaluated when we actually complete our real look to '05 and give guidance at the end of the third quarter.

Peter Mirsky:   Okay. Also, in the press release today, it looked like there was a change to the timing on Man-Thing, which was one of your equity participation films. Can you comment on what happened there? Or what the timing might be?

Allen Lipson:   Well, Avi, do you want to talk about Man-Thing?

                I do know, however, that from a financial viewpoint, it was never in any of our guidance.

Peter Mirsky:   Oh, okay.

Allen Lipson:   Avi?

Avi Arad:       Yes.  Okay,  we are now in  discussions  with  Lions  Gate.  The movie's in the can. And I just got back from the Spider-Man world tour and we are going to get together and discuss how do we want to release Man-Thing. Do we want to move it into next year, which is probably the right thing to do. But, again, the next few weeks we will know where we are going with it.

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Peter Mirsky:   Okay.  And just if I could tag on one more. Can you just discuss the impact of the consolidation of the JV on your '04 guidance? Maybe as it relates to operating income?

Ken West:       We have  that  built  into our '04  guidance  that we  mentioned before the impacts to - which are positive - from the settlement of the joint venture with Sony. So, it's all baked into the numbers we've already given in that press release this morning and discussed a few moments ago.

Peter Mirsky:   Okay, a question you probably  can't answer.  Could you quantify that at all or maybe even directionally?

Ken West:       The direction is positive.

Peter Mirsky:   Okay.  Thanks very much.

Allen Lipson:   Operator, we have time for one more question.

Operator:       Thank you. Our last  question is a follow-up  question  from the line of Barton Crockett. Please proceed with your question.

Barton Crockett:Okay.  Great.  I just  wanted  to push a little  bit more on the question of contract minimums in the licensing segment. Can you give any color on the likely - first on the magnitude of the minimums that were in the licensing revenues?

                And then, secondly over the balance of this year, whether those minimums are likely to go up or to go down in terms of what you're recognizing in revenues there?

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

                Really trying to get at the question of the possibility of a kind of a pig in the pipeline phenomenon where this could, you know, be up this year and then start to decline next year and weigh on your ability to grow license revenues.

                If you could just elaborate on that, I'd appreciate it. Thanks.

Allen Lipson:   Tim, can you?

Tim Rothwell:   Yeah.  Absolutely.  No, it  doesn't  have any impact on 2005 and
                2006. Business as usual or this is business as usual where, once again, instead of dealing with five companies, we are dealing with one.

                Various theatrical releases like Fantastic Four, which is clearly our main event from a licensing perspective we're focusing on for 2005. Those revenues - yeah, those contracts renew. They move forward and, you know, revenue is recognized in those appropriate windows.

                So, to alleviate your concerns, we are not writing massive deals to recognize now. They are recognized within the appropriate time within the various theatrical windows. And again, it's just a cleaner marketplace.

Barton Crockett:Okay,  so just to make  sure I  understand  what  you're  saying there. Are you suggesting then that minimums should be running at a pace for the balance of this year, and into next year, that is not materially different from what we've seen so far? That there's not going to a big swing up or down in that?

Tim Rothwell:   Yeah.  They'll obviously go up and it's an ongoing  business.  I mean we have short-term contracts. Most of our contracts are two-year deals. And so, we are always renegotiating and always reevaluating each one of our partners.

                So, it's an ongoing fluid business. These are not deals that we're locking up, for, you know, four, five, six years. These are short-term deals, which Marvel has always done in the past and we're just writing smarter deals.

Barton Crockett:Okay.  Great.  Thanks.

Allen Lipson:   I just want to add one thing. Please remember we have an active, if you want to call it book,  of  somewhere  in excess of six or seven  hundred  licenses.  And so, you have a constant  churn in these in terms of contracts,  licenses,  agreements  that are up for  renewal.  New  licenses  that  come into  effect.  Changing partners, consolidation,  whatever. And so, it's a total ongoing process.  It  doesn't - and it can  fluctuate  from  quarter  to
                quarter   because  of  the  individual   contracts  that  you're
                negotiating, but it's a continuation from one year to the next and it's getting better and better and better.

                I think we have time for one more question. Operator?

Operator:       Thank you.  Our next  question is from the line of Joe  Hovorka,
                Raymond James. Please proceed with your question.

Joe Hovorka:    Hi. Thanks, guys. Actually two questions.

                One, I just wanted to clarify again in the toy sales, you were saying retail is up plus 50 or your expectations is up plus 50?

Alan Fine:      Our  expectations  for the full year are based upon the range of
                $160 to $170 million is expected to be up 50 to 60%.

Joe Hovorka:    Okay. Can you give what retail sales have been up? Either dates,
                I don't know how to look at that, is that a way to, you know, comparable time frame with this movie is in the past?

Alan Fine:      Well,  what we do,  Joe,  is we use the  baseline  of Hulk movie product sales because the Hulk movie opened on June 20 of last year. It did have two weeks worth of post movie release sales in first six months sales, where Spider-Man 2 does not. Spider-Man
                2 opened up at the end of the month.

                However, we used it as a benchmark and in the first six months of last year, Hulk sales represented 32% of Hulk's total-year retail sell through. And Spider-Man 2 had 43% sell through of total first six months' shipments, representing about $54 million. So, when you put that up against the baseline, of first half versus second half sell through on Hulk, you're solidly within our range of $160 to $170 million.

                Plus, Spider-Man 2 has a lot more going for it in its marketing plan for the fall this year than Hulk did last year. Our advertising budget is more than double for Spider-Man 2 than it was for Hulk. We have several new items that we are delivering right now - high-ticket items, higher-ticket items - whereas in Hulk, we did not deliver any new product for the second half.

                Spider-Man 2 is a very integral part of all key retailers' fall programs. It's getting very solid, solid support and space at retail. It's in their advertising plans. And, so we expect - we have DVD release scheduled for November 30. The peak promotion for the DVD will happen right to the Thanksgiving holiday period. Right when the toy business really starts to explode.

                So, we think we have lots of bullets in our gun for second-half Spider-Man selling - retail sell through.

Joe Hovorka:    So,  again,  the 32% last  year for Hulk.  The first six  months represented 32% of the overall sales for the full year?

Alan Fine:      That's right.

Joe Hovorka:    And then right now, you -

Alan Fine:      Retail sell through

Joe Hovorka:    You had sold 32% of the product you had shipped in? I'm confused a little bit here.

Alan Fine:      No. It was: 32% of  total-year  retail sell through  occurred in the first six months for Hulk.

Joe Hovorka:    I get it. And then based on your  projection  of $160 or $165 to
                $175, you're at 43% sold through the first six months on Spider-Man?

Alan Fine:      43% of our first six months' shipments. 43% of the $125 million.

Joe Hovorka:    That's what has sold at retail so far?

Alan Fine:      That's right.  Roughly $54 million sell through worldwide.

Joe Hovorka:    Got it. Okay.  And then, my other question was in regards to the licensing business in general, particularly the apparel and accessories line. Obviously having another very good quarter. Is there anything, is there one or two contracts in that line item or is that just again the consolidation that you're talking about. There is several contracts that are driving that revenue and is that going to continue at that kind of $20 million a quarter?

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

Allen Lipson:   Tim?

Tim Rothwell:   Thank you, Allen.

                There's no one or two deals that justify that number. I mean that's the sum of a lot of strong partners generating a lot of very, very strong revenue. It's performance at retail and it's new deals. It's Spider-Man 2, it's a combination of a number of factors. Its just business is increasing and getting stronger every day.

Joe Hovorka:    Great.  Thank you.

Allen Lipson:   I want to thank everybody for joining us on this conference call and look forward to having another one at the end of our third quarter. Thank you.

Operator:       Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.


                                       END

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